Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports Fourth Quarter 2007 Results

NEW YORK, FEBRUARY 12, 2008 - Omnicom Group Inc. (NYSE-OMC) today announced that net income for the fourth quarter of 2007 increased 13.2% to $313.9 million from $277.2 million in the fourth quarter of 2006. Diluted earnings per share in the fourth quarter of 2007 increased 18.5% to $0.96 per share from $0.81 per share in the fourth quarter of 2006.

Worldwide revenue increased 12.7% to $3,626.0 million from $3,216.2 million in the fourth quarter of 2006. Domestic revenue for the fourth quarter of 2007 increased 9.5% to $1,845.9 million compared to $1,685.1 million in the fourth quarter of 2006. International revenue increased 16.3% to $1,780.1 million compared to $1,531.1 million in the fourth quarter of 2006.

Net income for the twelve months ended December 31, 2007 increased 12.9% to $975.7 million from $864.0 million in the same period in 2006. Diluted earnings per share for the twelve months ended December 31, 2007 increased 18.0% to $2.95 per share in 2007 from $2.50 per share in the same period in 2006.

Worldwide revenue for the twelve months ended December 31, 2007 increased 11.6% to $12,694.0 million from $11,376.9 million in the same period in 2006. Domestic revenue for the twelve months ended December 31, 2007 increased 8.2% to $6,704.2 million from $6,194.0 million in the same period in 2006. International revenue for the twelve months ended December 31, 2007 increased 15.6% to $5,989.8 million from $5,182.9 million in the same period in 2006.

Omnicom Group Inc.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our fourth quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended December 31,	2007	2006
Revenue	$ 3,626.0	$ 3,216.2

Operating expenses	3,094.1	2,742.0

Operating profit	531.9	474.2

Net interest expense	14.3	24.1

Income before income taxes	517.6	450.1

Income taxes	175.5	151.4

Income after income taxes	342.1	298.7

Equity in earnings of affiliates	12.7	12.0
Minority interests	(40.9)	(33.5)

Net income	$ 313.9	$ 277.2

Net income per common share(1)
Basic	$ 0.97	$ 0.82
Diluted	$ 0.96	$ 0.81

Weighted average shares(1) (in millions)
Basic	323.2	338.1
Diluted	327.0	342.7

Dividend declared per share(1)	$ 0.150	$ 0.125

(1)	In connection with our two-for-one stock split distributed on June 25, 2007, which was effected in the form of a 100% stock dividend, all current and prior period per share amounts and weighted average share amounts have been adjusted in accordance with SFAS No. 128, “Earnings per Share.”

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Twelve Months Ended December 31,	2007	2006
Revenue	$ 12,694.0	$ 11,376.9

Operating expenses	11,034.9	9,893.4

Operating profit	1,659.1	1,483.5

Net interest expense	74.0	91.6

Income before income taxes	1,585.1	1,391.9

Income taxes	536.9	466.9

Income after income taxes	1,048.2	925.0

Equity in earnings of affiliates	38.4	29.6
Minority interests	(110.9)	(90.6)

Net income	$ 975.7	$ 864.0

Net income per common share(1)
Basic	$ 2.99	$ 2.52
Diluted	$ 2.95	$ 2.50

Weighted average shares(1) (in millions)
Basic	326.0	342.9
Diluted	330.4	346.1

Dividend declared per share(1)	$ 0.575	$ 0.500

(1)	In connection with our two-for-one stock split distributed on June 25, 2007, which was effected in the form of a 100% stock dividend, all current and prior period per share amounts and weighted average share amounts have been adjusted in accordance with SFAS No. 128, “Earnings per Share.”